EXHIBIT 99.1

US Ecology Announces Third Quarter 2021 Results

THIRD QUARTER HIGHLIGHTS COMPARED TO PRIOR YEAR:

  Waste Solutions Base Business growth accelerates to 11% on strong underlying fundamentals
  Waste Solutions Event Business declines 18% due to ongoing project deferments and service mix
  Field Services segment revenue grows 5% despite difficult comparison to last year
  Energy Waste recovery continues; revenue doubling and adjusted EBITDA margin improving to 34%
  Total revenue increases 8% to $257.2 million
  Net Income of $6.7 million, earnings per diluted share of $0.21
  Adjusted EBITDA of $45.4 million
  Adjusted free cash flow of $14.9 million

BOISE, Idaho, Nov. 05, 2021 (GLOBE NEWSWIRE) -- US Ecology, Inc. (NASDAQ-GS: ECOL) (“US Ecology” or “the Company”) today reported results for the third quarter ended September 30, 2021.

“We remain encouraged by the acceleration in our underlying business activity, seeing sequential improvement in both revenue and profitability in the third quarter despite continued supply chain and pandemic-related challenges,” commented Chairman and Chief Executive Officer, Jeff Feeler. “Our Base Business generated double-digit revenue growth, driven by continued improvement in fundamentals and landfill volumes increasing approximately 13% compared to the third quarter last year. In terms of profitability, we are pleased that margins improved sequentially across all three of our operating segments despite ongoing delays in our Event Business, a less favorable service mix and cost inflation seen in the Waste Solutions segment.

Our Field Services segment saw continued revenue growth over strong performance in the third quarter last year, even with much lower COVID decontamination work and absent a large scale Emergency Response project. Meanwhile, margin compression in Field Services resulted from a less favorable service mix, labor constraints and cost inflation for both materials and transportation.

Higher activity levels and the continued recovery of our Energy Waste segment delivered strong growth, with revenue doubling to over $10 million from a year ago and adjusted EBITDA margin increasing to 34%."

Feeler continued, “The trends we are seeing support the clear business recovery underway. We are confident the successful execution of our strategic priorities will drive stronger results in 2022 and beyond. I am proud of the hard work and dedication of our talented team, and we remain committed to driving our strategy, bringing down our leverage and building long-term growth and shareholder value.”

THIRD QUARTER 2021 RESULTS

Revenue was $257.2 million in the third quarter of 2021, up 8% compared to $238.1 million in the third quarter of 2020.

Revenue for the Waste Solutions segment was $115.2 million, up 7% from $107.2 million in the third quarter of 2020. The increase was driven by an 11% increase in Base Business and a 25% increase in transportation revenue, partially offset by a 18% decline in Event Business compared to the same period in 2020.

Revenue for the Field Services segment was $131.6 million, up 5% from $125.7 million in the third quarter of 2020, primarily driven by increases in our Remediation, Small Quantity Generation and Industrial Services service lines partially offset by lower revenues from our Emergency Response and Transportation and Logistics service lines.

Revenue for the Energy Waste segment was $10.4 million compared to $5.2 million in the third quarter of 2020 driven by recovering oil demand and higher rig counts.

Net income was $6.7 million, or $0.21 per diluted share, compared to a net income of $6.3 million, or $0.20 per diluted share, in the third quarter of 2020. Adjusted earnings per diluted share was $0.22 and compares to adjusted earnings per diluted share of $0.25 in the third quarter of 2020.

Cash earnings per diluted share was $0.42 compared to $0.46 for the third quarter of 2020. Adjusted EBITDA was $45.4 million, consistent with the third quarter of 2020.

YEAR-TO-DATE RESULTS

Revenue for the first nine months of 2021 grew 5% to $726.6 million compared to $692.8 million in the first nine months of 2020.

Net income was $1.8 million, or $0.06 per diluted share, in the first nine months of 2021 compared to a net loss of $297.0 million, or $9.54 per diluted share, in the first nine months of 2020. Adjusted earnings per diluted share was $0.04 for the first nine months of 2021 compared to adjusted earnings per diluted share of $0.29 for the first nine months of 2020.

Cash earnings per diluted share was $0.65 for the first nine months of 2021 compared to $0.93 for the first nine months of 2020.

Adjusted free cash flow was $40.1 million for the first nine months of 2021 compared to $51.5 million in the first nine months of 2020.

Definitions and reconciliations of net income (loss) to adjusted EBITDA, earnings (loss) per diluted share to adjusted earnings per diluted share, earnings (loss) per diluted share to cash earnings per diluted share, and net cash provided by operating activities to adjusted free cash flow are attached as Exhibit A to this release.

2021 BUSINESS OUTLOOK

“Despite significant improvement in fundamentals relative to 2020, the industrial sector, as measured by industrial production, is still operating below pre-pandemic levels. We continue to navigate its varying impacts on supply chain, transportation and logistics and labor, which continues to constrain waste flows and service opportunities. This has created headwinds to growth, increased our cost structure through inflation and resulted in further Event Business delays that are pushing additional volumes into 2022.

Even with these short term challenges, the positive trends across our segments combined with the strengthening of our Event Business pipeline are expected to drive growth next year. Our competitive position remains as strong as ever, and we continue to leverage our network of facilities and service offerings to win business and position US Ecology for the future,” commented Feeler.

The Company now expects revenue for the full year in 2021 to be between $960 million and $990 million compared to the previous range of $940 million to $990 million, adjusted EBITDA to be between $158 million and $167 million compared to the previous range of $165 million to $175 million and adjusted earnings per diluted share to be between $0.22 to $0.41 compared to the previous guidance range of $0.37 to $0.60. Adjusted free cashflow is expected to be between $42 million and $54 million compared to the previous range of $42 million and $57 million.

The Company’s revised 2021 business outlook is summarized in the table below:

(in millions, except per share data)

	Waste Solutions	Field Services	Energy Waste	Total Company
Revenue	$433 - $445	$494 - $510	$33 - $35	$960 - $990
Adjusted EBITDA	$171 - $176	$75 - $79	$9 - $10	$158 - $167
Adjusted earnings per diluted share	n/a	n/a	n/a	$0.22 - $0.41
Cash earnings per share	n/a	n/a	n/a	$0.95 - $1.14
Adjusted free cashflow	n/a	n/a	n/a	$42 - $54
Capital Expenditures	n/a	n/a	n/a	$75 - $80

The following table reconciles projected net income to projected adjusted EBITDA guidance range:

	For the Year Ending December 31, 2021
(in thousands)	Low	High

Projected Net Income	$7,413	$13,476
Income tax expense	4,079	7,016
Interest expense, net	27,486	27,486
Foreign currency loss (gain)	385	385
Other income	(4,099)	(4,099)
Depreciation and amortization of plant and equipment	72,311	72,311
Amortization of intangible assets	34,947	34,947
Accretion and non-cash adjustments of closure & post-closure obligations	5,054	5,054
Business development and integration expenses	2,812	2,812
Share-based compensation	7,612	7,612
Projected Adjusted EBITDA	$158,000	$167,000

The following table reconciles projected earnings per diluted share to projected adjusted earnings per diluted share and to projected cash earnings per diluted share:

	For the Year Ending December 31, 2021
	Low	High

Projected earnings per diluted share	$0.24	$0.43

Adjustments:
Plus: Business development and integration expenses	0.06	0.06
Less: Gain on minority interest investment	(0.08)	(0.08)
Foreign currency loss (gain)	-	-

Projected adjusted earnings per diluted share	$0.22	$0.41

Plus: projected amortization of Intangible assets	0.73	0.73

Projected cash earnings per diluted share	$0.95	$1.14

Shares used in earnings per diluted share calculation (in thousands)	31,385	31,385

The following table reconciles projected net cash provided by operating activities to projected adjusted free cash flow:

	Year Ended December 31, 2021
(in thousands)	Low End of Guidance	High End of Guidance
Projected net cash provided by operating activities	$113,255	$120,255
Less: Purchases of property and equipment	$(80,000)	$(75,000)
Plus: Business development and integration expenses, net of tax	$2,041	$2,041
Plus: Purchases of property and equipment for the Idaho facility rebuild	$1,719	$1,719
Plus: Payment of deferred/contingent purchase consideration	$2,553	$2,553
Plus: proceeds from sale of equipment	$2,432	$2,432

Projected Adjusted Free Cash Flow	$42,000	$54,000

Adjusted EBITDA and adjusted earnings per diluted share guidance exclude gains on minority interest investments, business development and integration expenses and foreign currency translation gains or losses.

CONFERENCE CALL

US Ecology, Inc. will hold an investor conference call on Friday, November 5, 2021 at 11:00 a.m. Eastern Daylight Time (9:00 a.m. Mountain Daylight Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management’s presentation. Interested parties can access the conference call by dialing 877-512-4138 or 412-317-5478. The conference call will also be broadcast live on the Company’s website at www.usecology.com. An audio replay will be available through November 12, 2021 by calling 877-344-7529 or 412-317-0088 and using the passcode 10160909. The replay will also be accessible on the US Ecology website at www.usecology.com.

ABOUT US ECOLOGY, INC.

US Ecology, Inc. is a leading provider of environmental services to commercial and government entities. The company addresses the complex waste management and response needs of its customers offering treatment, disposal, beneficial re-use, and recycling of hazardous, non-hazardous, radioactive and other specialty waste. US Ecology also provides a variety of vertically integrated field services including logistics and response at its customers in-field locations and through its network of 10-day transfer facilities. Logistics solutions include specialty waste packaging, collection lab pack, transportation, and total waste management. Response solutions include emergency response, oil spill response standby services, spill clean-up services, remediation, and industrial services. US Ecology’s focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of US Ecology’s customers and to build long lasting relationships. US Ecology has been protecting the environment since 1952. For more information, visit www.usecology.com.

Forward looking statements are only predictions and are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for the Company’s services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions, and general economic conditions. These assumptions could prove inaccurate. Forward looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include developments related to the COVID-19 pandemic, fluctuations in commodity markets related to our business, the loss or failure to renew significant contracts, competition in our markets, adverse economic conditions, our compliance with applicable laws and regulations, potential liability in connection with providing oil spill response services and waste disposal services, the effect of existing or future laws and regulations related to greenhouse gases and climate change, the effect of our failure to comply with U.S. or foreign anti-bribery laws, the effect of compliance with laws and regulations, an accident at one of our facilities, incidents arising out of the handling of dangerous substances, our failure to maintain an acceptable safety record, our ability to perform under required contracts, limitations on our available cash flow as a result of our indebtedness, liabilities arising from our participation in multi-employer pension plans, the effect of changes in the method of determining the London Interbank Offered Rate or the replacement thereto, risks associated with our international operations, the impact of changes to U.S. tariff and import and export regulations, a change in our classification as an Oil Spill Removal Organization, cyber security threats, unanticipated changes in tax rules and regulations, loss of key personnel, a deterioration in our labor relations or labor disputes, our reliance on contractors to provide emergency response services, our access to insurance, surety bonds and other financial assurances, our litigation risk not covered by insurance, the replacement of non-recurring event projects, our ability to permit and contract for timely construction of new or expanded disposal space, renewals of our operating permits or lease agreements with regulatory bodies, our access to cost-effective transportation services, lawsuits, our implementation of new technologies, fluctuations in foreign currency markets and foreign affairs, our integration of acquired businesses, our ability to pay dividends or repurchase stock, anti-takeover regulations, stock market volatility, the failure of the warrants to be in the money or their expiration worthless and risks related to our compliance with maritime regulations (including the Jones Act).

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward looking statements are reasonable, we cannot guarantee future results or performance.

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue
Waste Solutions	$115,201	$107,249	$327,708	$319,684
Field Services	131,582	125,715	374,491	343,217
Energy Waste	10,399	5,178	24,375	29,879

Total	257,182	238,142	726,574	692,780

Gross profit (loss)
Waste Solutions	39,548	41,518	110,165	123,042
Field Services	22,164	24,938	58,549	57,973
Energy Waste	1,442	(2,163)	1,866	737

Total	63,154	64,293	170,580	181,752

Selling, general & administrative expenses
Waste Solutions	6,672	6,407	19,743	19,841
Field Services	11,761	13,637	36,819	37,869
Energy Waste	3,301	3,277	9,975	13,457
Corporate	25,949	27,819	83,683	82,044

Total	47,683	51,140	150,220	153,211

Goodwill and intangible asset impairment charges
Field Services	-	-	-	16,700
Energy Waste	-	-	-	283,600

Operating income (loss)	15,471	13,153	20,360	(271,759)

Other income (expense):
Interest income	485	9	1,148	251
Interest expense	(7,144)	(7,964)	(22,022)	(25,127)
Foreign currency gain (loss)	341	(421)	(385)	(155)
Other	114	86	4,020	382

Total other expense	(6,204)	(8,290)	(17,239)	(24,649)

Income (loss) before income taxes	9,267	4,863	3,121	(296,408)
Income tax expense (benefit)	2,535	(1,456)	1,348	542

Net income (loss)	$6,732	$6,319	$1,773	$(296,950)

Earnings (loss) per share:
Basic	$0.22	$0.20	$0.06	$(9.54)
Diluted	$0.21	$0.20	$0.06	$(9.54)

Shares used in earnings (loss)
per share calculation:
Basic	31,151	31,069	31,131	31,142
Diluted	31,400	31,324	31,377	31,142

Dividends paid per share	$-	$-	$-	$0.18

US ECOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2021	December 31, 2020
Assets

Current Assets:
Cash and cash equivalents	$71,432	$73,848
Receivables, net	261,128	241,978
Prepaid expenses and other current assets	31,799	28,379
Income tax receivable	18,340	18,279
Total current assets	382,699	362,484

Property and equipment, net	450,720	456,637
Operating lease assets	44,947	51,474
Restricted cash and investments	3,758	5,598
Intangible assets, net	497,636	523,988
Goodwill	413,101	413,037
Other assets	26,062	18,065
Total assets	$1,818,923	$1,831,283

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$66,402	$35,881
Deferred revenue	17,475	15,267
Accrued liabilities	51,750	59,296
Accrued salaries and benefits	27,681	30,918
Income tax payable	48	977
Current portion of long-term debt	3,359	3,359
Current portion of closure and post-closure obligations	8,234	6,471
Current portion of operating lease liabilities	15,114	17,048
Total current liabilities	190,063	169,217

Long-term debt	753,965	782,484
Long-term closure and post-closure obligations	90,107	89,398
Long-term operating lease liabilities	30,739	35,069
Other long-term liabilities	18,718	32,201
Deferred income taxes, net	119,358	120,983
Total liabilities	1,202,950	1,229,352

Commitments and contingencies

Stockholders’ Equity

Common stock	315	315
Additional paid-in capital	820,600	820,567
Retained deficit	(186,679)	(188,452)
Treasury stock	(10,919)	(15,841)
Accumulated other comprehensive loss	(7,344)	(14,658)
Total stockholders’ equity	615,973	601,931
Total liabilities and stockholders’ equity	$1,818,923	$1,831,283

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	For the Nine Months Ended September 30,
	2021	2020
Cash Flows From Operating Activities:
Net income (loss)	$1,773	$(296,950)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment	54,095	54,831
Amortization of intangible assets	26,501	27,812
Accretion of closure and post-closure obligations	3,571	3,812
Change in fair value of minority interest investment	(3,509)	-
Unrealized foreign currency (gain) loss	(1,028)	87
Deferred income taxes	(3,822)	79
Share-based compensation expense	5,748	4,861
Share-based payment of business development and integration expenses	417	1,142
Unrecognized tax benefits	37	(8)
Net (gain) loss on disposition of assets	(337)	1,817
Amortization of debt discount	121	121
Amortization of debt issuance costs	1,851	1,640
Goodwill impairment charges	-	300,300
Change in fair value of contingent consideration	282	(3,207)
Changes in assets and liabilities (net of effects of business acquisitions):
Receivables	(19,064)	25,297
Income tax receivable	(70)	(6,250)
Other assets	(7,093)	(8,345)
Accounts payable and accrued liabilities	20,666	(19,177)
Deferred revenue	2,185	930
Accrued salaries and benefits	(3,239)	(4,494)
Income tax payable	(943)	287
Closure and post-closure obligations	(1,101)	(1,341)
Net cash provided by operating activities	77,041	83,244

Cash Flows From Investing Activities:
Purchases of property and equipment	(45,347)	(45,124)
Proceeds from sale of property and equipment	2,431	1,079
Proceeds from sale of restricted investments	3,192	970
Purchases of restricted investments	(1,014)	(1,113)
Minority interest investment	(712)	-
Insurance proceeds from damaged property and equipment	-	1,131
Business acquisitions, net of cash acquired	-	(3,309)
Net cash used in investing activities	(41,450)	(46,366)

Cash Flows From Financing Activities:
Proceeds from short-term borrowings	61,326	72,353
Payments on short-term borrowings	(61,326)	(72,353)
Payments on long-term debt	(29,375)	(33,375)
Payment of equipment financing obligations	(4,344)	(4,827)
Payment of contingent consideration liabilities	(2,553)	(2,085)
Deferred financing costs paid	(957)	(1,144)
Repurchases of common stock	(465)	(18,332)
Proceeds from long-term debt	-	90,000
Dividends paid	-	(5,667)
Other	-	28
Net cash (used in) provided by financing activities	(37,694)	24,598

Effect of foreign exchange rate changes on cash	26	(480)

(Decrease) increase in cash and cash equivalents and restricted cash	(2,077)	60,996

Cash and cash equivalents and restricted cash at beginning of period	75,104	42,140

Cash and cash equivalents and restricted cash at end of period	$73,027	$103,136

EXHIBIT A
Non-GAAP Results and Reconciliations

US Ecology reports adjusted EBITDA, adjusted earnings (loss) per diluted share, cash earnings per diluted share results and adjusted free cash flow, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (“GAAP”) and believes that such information provides analysts, stockholders, and other users information to better understand the Company’s operating performance. Because adjusted EBITDA, adjusted earnings (loss) per diluted share and adjusted free cash flow are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA, adjusted earnings (loss) per diluted share and adjusted free cash flow are significant components in understanding and assessing financial performance.

Adjusted EBITDA, adjusted earnings (loss) per diluted share, cash earnings per diluted share and adjusted free cash flow should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA, adjusted earnings (loss) per diluted share and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements;
  Adjusted EBITDA does not reflect our business development and integration expenses, which may vary significantly quarter to quarter;

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense/benefit, depreciation, amortization, share-based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss, non-cash impairment charges, business development and integration expenses and other income/expense.

The following reconciliation itemizes the differences between reported net income (loss) and adjusted EBITDA for the three and nine months ended September 30, 2021 and 2020:

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net income (loss)	$6,732	$6,319	$1,773	$(296,950)
Income tax expense (benefit)	2,535	(1,456)	1,348	542
Interest expense	7,144	7,964	22,022	25,127
Interest income	(485)	(9)	(1,148)	(251)
Foreign currency (gain) loss	(341)	421	385	155
Other income	(114)	(86)	(4,020)	(382)
Goodwill impairment charges	-	-	-	300,300
Depreciation and amortization of plant and equipment	17,898	18,435	54,095	54,831
Amortization of intangible assets	8,586	9,178	26,501	27,812
Share-based compensation	1,713	1,773	5,748	4,861
Accretion and non-cash adjustments of closure & post-closure obligations	1,198	1,279	3,571	3,812
Business development and integration expenses	523	1,627	2,528	7,507
Adjusted EBITDA	$45,389	$45,445	$112,803	$127,364

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income (loss) adjusted for the after-tax impact of the gain on a minority interest investment, the after-tax impact of business development and integration costs, the after-tax impact of non-cash goodwill impairment charges, and non-cash foreign currency translation gains or losses, divided by the number of diluted shares used in the earnings (loss) per diluted share calculation.

The gain on a minority interest investment excluded from the earnings (loss) per diluted share calculation represents an increase in the fair value of our investment based on a recent observable transaction in the equity of the entity. Impairment charges excluded from the earnings (loss) per diluted share calculation are related to the Company’s assessment of goodwill associated with its Energy Waste and international businesses. Business development and integration costs excluded from the earnings (loss) per diluted share calculation relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses and transaction expenses. The foreign currency translation gains or losses excluded from the earnings (loss) per diluted share calculation are related to intercompany loans between our Canadian subsidiaries and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars (“CAD”) requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period.

We believe excluding the gain on minority interest investment, business development and integration costs, non-cash impairment charges, and non-cash foreign currency translation gains or losses from the earnings (loss) per diluted share calculation provides meaningful information to investors regarding the operational and financial performance of the Company.

Cash Earnings Per Diluted Share

The Company defines cash earnings per diluted share as adjusted earnings per diluted share (see definition above) plus amortization of intangible assets, net of tax.

The following reconciliation itemizes the differences between reported net income (loss) and earnings (loss) per diluted share to adjusted net income and adjusted earnings per diluted share and cash earnings per diluted share for the three and nine months ended September 30, 2021 and 2020:

(in thousands, except per share data)	Three Months Ended September 30,
	2021				2020
	Income (loss) before income taxes	Income tax benefit (expense)	Net income (loss)	per share	Income (loss) before income taxes	Income tax benefit (expense)	Net income (loss)	per share
As Reported	$9,267	$(2,535)	$6,732	$0.21	$4,863	$1,456	$6,319	$0.20

Adjustments:
Plus: Business development and integration expenses	523	(144)	379	0.01	1,627	(447)	1,180	0.04
Foreign currency (gain) loss	(341)	94	(247)	-	421	(116)	305	0.01

As Adjusted	$9,449	$(2,585)	$6,864	$0.22	$6,911	$893	$7,804	$0.25

Plus: Amortization of intangible assets	$8,586	$(2,367)	6,219	0.20	$9,178	$(2,529)	6,649	0.21

Cash earnings per diluted share	$18,035	$(4,952)	$13,083	$0.42	$16,089	$(1,636)	$14,453	$0.46

Shares used in earnings per diluted share calculation			31,400				31,324

(in thousands, except per share data)	Nine Months Ended September 30,
	2021				2020
	Income (loss) before income taxes	Income tax benefit (expense)	Net income (loss)	per share	(Loss) income before income taxes	Income tax benefit (expense)	Net (loss) income	per share
As Reported	$3,121	$(1,348)	$1,773	$0.06	$(296,408)	$(542)	$(296,950)	$(9.54)

Adjustments:
Less: Gain on minority interest investment	(3,509)	965	(2,544)	(0.08)	-	-	-	-
Plus: Goodwill impairment charges	-	-	-	-	300,300	-	300,300	9.64
Plus: Business development and integration expenses	2,528	(695)	1,833	0.06	7,507	(2,064)	5,443	0.18
Foreign currency loss	385	(106)	279	-	155	(43)	112	0.01

As Adjusted	$2,525	$(1,184)	$1,341	$0.04	$11,554	$(2,649)	$8,905	$0.29

Plus: Amortization of intangible assets	$26,501	$(7,296)	19,205	0.61	$27,812	$(7,716)	20,096	0.64

Cash earnings per diluted share	$29,026	$(8,480)	$20,546	$0.65	$39,366	$(10,365)	$29,001	$0.93

Shares used in earnings (loss) per diluted share calculation			31,377				31,142

Adjusted Free Cash Flow

The Company defines adjusted free cash flow as net cash provided by operating activities less purchases of property plant and equipment, plus business development and integration expenses, plus payments of deferred/contingent purchase consideration, plus purchases of property and equipment for the Grand View, Idaho facility rebuild, plus proceeds from sale of property and equipment.

The following reconciliation itemizes the differences between reported net cash from operating activities to adjusted free cash flow for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Adjusted Free Cash Flow Reconciliation
Net cash provided by operating activities	$32,967	$23,718	$77,041	$83,244
Less: Purchases of property and equipment	(18,916)	(9,167)	(45,347)	(45,124)
Plus: Business development and integration expenses, net of tax	379	1,180	1,833	5,443
Plus: Purchases of property and equipment for the Idaho facility rebuild	-	825	1,636	2,815
Plus: Payment of deferred/contingent purchase consideration	-	-	2,553	4,000
Plus: Proceeds from sale of property and equipment	432	291	2,431	1,079

Adjusted Free Cash Flow	$14,862	$16,847	$40,147	$51,457

Contact:
Alison Ziegler
Darrow Associates
(201)220-2678
aziegler@darrowir.com
www.usecology.com